As filed with the Securities and Exchange Commission on June 5, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NaaS Technology Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Newlink Center, Area G, Building 7, Huitong Times Square,

No. 1 Yaojiayuan South Road, Chaoyang District, Beijing, 100024, The People’s Republic of China
(Address of Principal Executive Offices and Zip Code)

Fifth Amended and Restated New 2022 Share Incentive Plan
(Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Steven Sim Chief Financial Officer NaaS Technology Inc. Newlink Center, Area G, Building 7, Huitong Times Square, No.1 Yaojiayuan South Road, Chaoyang District, Beijing, China +86 (10) 8551 1066

Richard J. Chang, Esq.

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

Suite 2202, Building C, Yintai Center

#2 Jianguomenwai Ave.

Chaoyang District

Beijing, P.R. China 100022

+86 10 5680 3888

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by NaaS Technology Inc. (the “Registrant”) to register additional Class A ordinary shares of the Registrant (the “Class A Ordinary Shares”) issuable pursuant to the Fifth Amended and Restated New 2022 Share Incentive Plan (the “Fifth Amended Plan”) and consists of only those items required by General Instruction E to Form S-8.

Under the Registrant’s original New 2022 Share Incentive Plan, for which a registration statement on Form S-8 (File No. 333-267654) was filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2022 (the “Initial Registration Statement”), a maximum of 249,770,760 Class A Ordinary Shares was available for grant of awards. In June 2023, the Registrant amended and restated the New 2022 Share Incentive Plan to expand the number of Class A Ordinary Shares available for grant of awards to 413,921,180. In December 2023, the Registrant adopted the Second Amended and Restated the New 2022 Share Incentive Plan, pursuant to which the maximum aggregate number of Class A Ordinary Shares available for grant of awards was further increased to 490,563,333. The Registrant filed a registration statement on Form S-8 (File No. 333-276278) with the Commission on December 26, 2023 to reflect the increase in shares available for grant of awards under the plan as a result of these amendments (the “Second Registration Statement”). In May 2024, the Registrant adopted the Third Amended and Restated the New 2022 Share Incentive Plan to expand the number of Class A Ordinary Shares available for grant of awards to 644,746,682. In August 2024, the Registrant adopted the Fourth Amended and Restated the New 2022 Share Incentive Plan, pursuant to which the maximum aggregate number of Class A Ordinary Shares available for grant of awards was further increased to 779,385,082. The Registrant filed a registration statement on Form S-8 (File No. 333-281781) with the Commission on August 26, 2024 to reflect the increase in shares available for grant of awards under the plan as a result of these amendments (the “Third Registration Statement,” and collectively with the Initial Registration Statement and the Second Registration Statement, the “Prior Registration Statements”). An aggregate of 940,951,153 of Class A Ordinary Shares were registered under the Prior Registration Statements.

In June 2026, the Registrant adopted the Fifth Amended Plan, pursuant to which the maximum aggregate number of Class A Ordinary Shares available for grant of awards is further increased to 4,629,191,266, reflecting a net increase of 3,484,464,661 shares reserved for grant of awards, equivalent to approximately 9% of the total issued shares of the Registrant. Considering the 3,200:1 ratio of ADS to shares, this translates to a total increase of 1,088,895 ADS that may potentially be issued. This modification was made in light of the recent increase in the Registrant’s total issued and outstanding shares, to ensure that the Registrant, which reflects the Company’s commitment to maintain a sufficiently sized equity pool to grant competitive awards that will retain key personnel and incentivize future performance. Additionally, it acknowledges that a portion of employees has opted for incentive-based salary disbursement in lieu of cash payments. Commencing no earlier than January 1, 2027, such maximum number will be increased on the first day of each fiscal year by a number equal to 1% of the then total number of shares of the Registrant issued and outstanding on an as-converted and fully-diluted basis on the last day of the immediately preceding fiscal year, unless otherwise decided by the board of directors of the Registrant. The additional securities registered hereby consist of 5,617,072,247 Class A Ordinary Shares, including (i) 3,688,240,113 Class A Ordinary Shares (which equals to 4,629,191,266 Class A Ordinary Shares issuable under the Fifth Amended Plan less 940,951,153 of Class A Ordinary Shares were registered under the Prior Registration Statements and (ii)1,928,832,134 Class A Ordinary Shares representing the estimated number of Class A Ordinary Shares that will be automatically added to the Fifth Amended Plan pursuant to its evergreen provision from the start of 2027 through the end of 2031. In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference, except as otherwise set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.

Item 2.

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s registration statement on Form S-8 (File No. 333-267654), filed with the Commission on September 29, 2022;

(b)	The Registrant’s registration statement on Form S-8 (File No. 333-276278), filed with the Commission on December 26, 2023;

(c)	The Registrant’s annual report on Form 20-F (File No. 001-38235) for the year ended December 31, 2023, filed with the Commission on May 9, 2024;

(d)	The Registrant’s registration statement on Form S-8 (File No. 333- 281781), filed with the Commission on August 26, 2024;

(e)	The Registrant’s annual report on Form 20-F (File No. 001-38235) for the year ended December 31, 2024, filed with the Commission on July 9, 2025;

(f)	The Registrant’s annual report on Form 20-F (File No. 001-38235) for the year ended December 31, 2025, filed with the Commission on April 17, 2026;

(g)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2025;

(h)	The description of the Registrant’s securities incorporated by reference in the Registrant’s annual report on Form 20-F (File No. 001-38235) for the year ended December 31, 2025 filed with the Commission on April 17, 2026, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.

Item 5.

Item 6.

Item 7.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 of our Current Report on Form 6-K (File No. 001-38235) filed with the SEC on March 6, 2026)
4.2*	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.3	Form of Amendment No. 2 to the Amended and Restated Deposit Agreement by and among the Registrant, the depositary and holders and beneficial owners of the ADSs (incorporated by reference to Exhibit (a)(3) of our Post-Effective Amendment No. 3 To Form F-6 filed with the SEC on July 14, 2025)
5.1*	Opinion of Travers Thorp Alberga, Cayman Islands counsel to the Registrant, regarding the legality of the Class A Ordinary Shares being registered
10.1*	Fifth Amended and Restated New 2022 Share Incentive Plan
23.1*	Consent of Guangdong Prouden CPAs GP, Independent Registered Public Accounting Firm
23.2*	Consent of Enrome LLP
23.3*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 5, 2026.

NaaS Technology Inc.

By:	/s/ Steven Sim
Name:	Steven Sim
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Yang Wang and Steven Sim, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on June 5, 2026.

Signature	Title

/s/ Zhen Dai	Chairman of the Board of Directors and Director
Zhen Dai

/s/ Yang Wang	Chief Executive Officer and Director
Yang Wang	(Principal Executive Officer)

/s/ Steven Sim	Chief Financial Officer
Steve Sim	(Principal Financial and Accounting Officer)

/s/ Weilin Sun	Director
Weilin Sun

/s/ Xiaoli Liu	Independent Director
Xiaoli Liu

/s/ Wei Zhang	Independent Director
Wei Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of NaaS Technology Inc., has signed this registration statement or amendment thereto in New York, New York on June 5, 2026.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name:	Collen A. De Vries
Title:	Senior Vice President

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